EXHIBIT 18

October 31, 2006

The Board of Directors and Management

Molex Incorporated

2222 Wellington Court

Lisle, IL 60532

Ladies and Gentlemen,

Note 1 of the Notes to the Condensed Consolidated Financial Statements of Molex Incorporated (“Company”) included in its Form 10-Q for the period ended September 30, 2006 describes a change in the classification of shipping and handling costs from sales, general and administrative expenses to cost of sales.  We conclude that such change in classification is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to June 30, 2006, and therefore we do not express any opinion on any financial statements of Molex Incorporated subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Chicago, Illinois